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[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SECOND AMENDMENT AGREEMENT

    This Second Amendment Agreement is made and dated as of June 15, 2001 between Schering Aktiengesellschaft ("Schering") and Chiron Corporation ("Chiron").

    WHEREAS, Schering and Chiron have entered into the Regulatory Filing, Development and Supply Agreement as of May 10, 1993 and the Amendment Agreement (HDS Fees and Deeply Discounted Vials) as of September 23, 1997 (the Regulatory Filing, Development and Supply Agreement as amended by the Amendment Agreement being hereinafter referred to as the "RFDS Agreement"); and

    WHEREAS, Schering and Chiron have entered into a Term Sheet as of January 31, 2001 (the "Term Sheet") pursuant to which the Parties agreed to amend certain terms of the RFDS Agreement relating to the establishment and qualification by Chiron of a second production site and to the supply of Betaseron; and

    WHEREAS, Schering and Chiron wish to amend the RFDS Agreement to reflect the terms of the Term Sheet.

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

    Capitalized terms used in this Second Amendment Agreement and not defined herein shall have the meanings assigned to them in the RFDS Agreement.

SECTION ONE: AMENDMENTS TO ARTICLE ONE: DEFINITIONS ARTICLE

    Reference is made to Article 1 of the RFDS Agreement (entitled "Definitions").

    1.1 Additional Definitions. The Parties agree to amend Article 1 of the RFDS Agreement to add the following new definitions in the appropriate numerical order.

      "1.49 "Amended BI Agreement" shall mean the BI Agreement as amended and extended on January 31, 2001 and any extension thereof."

      "1.50 "Added costs" shall mean, with respect to an [**] (or such other amount and size vial as may be agreed upon by the Parties in writing), the [**] between:

  (i)
  [**] pursuant to the Amended BI Agreement; and

  (ii)
  [**] which, for the purposes of this Section 1.50, shall be deemed to be the [**] of the [**] and [**]."

      "1.51 "[**]" shall mean, with respect to the Major Processing Steps of [**], and, with respect to the Major Processing Step of [**] appointed by Chiron in accordance with Sections 7.4 and 8.2 of the RFDS Agreement."

    1.2 Amended Definitions. The Parties agree to amend Article 1 of the RFDS Agreement to delete in their entirety Sections 1.4, 1.21 and 1.22 and to replace such Sections with the following Sections.

      "1.4 "Allocated Supply Cost" shall mean the amount paid by Schering for Betaseron supplied to Schering by BI pursuant to the BI Agreement or the Amended BI Agreement, as applicable, or by other parties (including Schering but excluding Chiron, its Affiliates, and their subcontractors) pursuant to this Agreement, and shall only include bona fide payments for supply of Betaseron; provided that to the extent that Schering manufactures Betaseron, performs any Major Processing Step or provides any materials or services relating thereto, the "Allocated Supply Cost" shall mean Schering's costs for such activities, which shall be calculated in a manner consistent with Chiron's accounting methodology (to the extent it is consistent with Schering's operations and accounting practices). Where payments have been made in lump sum amounts (rather than as transfer or royalty payments based on delivery or sales of Betaseron), such as retainer or execution fees directly related to the supply of Betaseron (including up-front payments for establishing processes or capacity) such amounts shall be included in Allocated Supply Cost and shall be amortized, based on a straight-line amortization beginning with the First European Commercial Sale, over the [**].

      "1.21 "[**]" shall mean October 21, 1993.

      "1.22 "First European Commercial Sale" shall mean December 15, 1995.

      1.46 "Worldwide Target" shall mean [**] of Betaseron.

SECTION TWO: AMENDMENTS TO ARTICLE V—NON-CHIRON SUPPLY OF BETASERON

    Reference is made to Article V of the RFDS Agreement (entitled "Non-Chiron Supply of Betaseron").

    2.1 BI. The Parties agree to amend Article V of the RFDS Agreement to delete in its entirety Section 5.1 and to replace it with the following Section.

      "5.1 BI. With the consent of Chiron, Schering entered into the BI Agreement for the supply of Schering's requirements of Betaseron in Europe until [**]. With the consent of Chiron, Schering further entered into the Amended BI Agreement for the supply of certain quantities of Betaseron to Schering from [**] or, in the event that the Amended BI Agreement is extended as permitted under Section 7.3, until the end of the Original Term. In implementing and performing the BI Agreement and the Amended BI Agreement, Schering shall use its best efforts to: (i) minimize the amount of any Allocated Supply Cost; (ii) provide maximum opportunity for Chiron to supply Betaseron for sale outside the United States as Chiron creates capacity; (iii) except as provided in Section 7.14, limit BI's right to supply Betaseron: (a) in the case of the BI Agreement to the lesser of the amount necessary to satisfy European demand or [**] per year; and (b) in the case of the Amended BI Agreement to [**] per year; and (iv) maximize the sharing of technical and other related information between BI and Chiron concerning the manufacture of Betaseron. In connection with such best efforts obligation, Schering shall keep Chiron reasonably informed as to the status of such negotiations relevant to Chiron's interests. Schering shall, at Chiron's request, fully disclose to Chiron the BI Agreement (when executed) and the terms of any other agreement or agreements that result from those discussions or which relate in any way to the supply of Betaseron. Schering has separately provided Chiron with a letter accurately setting forth the status of the proposed BI Agreement. The key terms of the Amended BI Agreement are set out in Appendix 1 to this Second Amendment Agreement.

    2.2 Payments to Chiron: The Parties agree to further amend Article V of the RFDS Agreement to add the following Section 5.3.

      "5.3 Payments to Chiron: Notwithstanding any other term of this Agreement (including Sections 7.3.4, 9.4 and 9.5), in the case of Net Sales by Schering of Product comprising the minimum quantities of Betaseron which Schering is obliged to purchase from BI under the Amended BI Agreement between [**] and [**] (being a total of [**] Vials), (the "BI Minimum

  Net Sales"), Schering shall, within 60 days after the end of each calendar quarter, pay to Chiron an amount equal to the aggregate of:

  (a)
  BI Minimum Net Sales for such quarter multiplied by the applicable Effective Percentage Rate, less the Allocated Supply Cost attributable to such BI Minimum Net Sales; and

  (b)
  [**] of the Added Cost attributable to such BI Minimum Net Sales.

    For the avoidance of doubt, it is hereby agreed and declared that the above provisions of this Section 5.3 do not apply to: (i) Net Sales by Schering of Product comprising Betaseron which Schering is obliged to purchase from BI under the Amended BI Agreement in excess of the minimum quantities provided for in the Amended BI Agreement, to which the provisions of Section 7.14 apply; or (ii) Net Sales by Schering of Product comprising Betaseron which Schering is entitled to purchase from BI pursuant to any extension of the Amended BI Agreement between [**] or pursuant to any other supply agreement entered into by Schering as authorized under Section 7.3.4, to which the provisions of Section 7.3.4(iii) shall apply. Schering shall have the right to audit the Chiron Variable Cost according to the provisions of Section 10.2.3.

SECTION THREE: AMENDMENTS TO ARTICLE SEVEN: SUPPLY OF PRODUCT

    Reference is made to Article VII of the RFDS Agreement (entitled "Supply of Product").

    3.1 Supply Amendments. The Parties agree to amend Article VII to delete in their entirety Sections 7.2, 7.3 and 7.4 and to replace them with the following Sections:

      "7.2 Phase I Commercial Supply. Subject to the terms and conditions of this Agreement (including Sections 7.4 and 7.13), during Phase 1, Chiron shall supply to Schering, and Schering shall purchase from Chiron, all of the worldwide requirements for Betaseron of Schering and its Affiliates and licensees, except to the extent that: (i) Schering is required to purchase Betaseron from BI for sale in Europe pursuant to the BI Agreement; and (ii) Schering is required to purchase [**] quantities of Betaseron from BI for sale in Europe pursuant to the Amended BI Agreement and any extensions thereof; and (iii) except that if at any time Chiron is unable or otherwise fails to supply Betaseron in the quantities ordered pursuant to Section 7.11, Schering shall be entitled to obtain that shortfall amount of Betaseron from any other supplier or manufacturer as set forth in Section 7.14.

      "7.3 Transition to Phase II. If the conditions set forth in this Section 7.3 have been satisfied, Phase II shall commence and Phase I shall end as of [**]. The conditions precedent to the commencement of Phase II hereunder are as follows:

  .1
  As of [**]:

  (a)
  Chiron shall not be in breach of this Agreement in any material respect (or if it is in breach it shall cure such breach within sixty days of notice thereof);

  (b)
  Chiron shall have established production facilities which (i) in the aggregate shall be reasonably capable of meeting the Worldwide Target as of the commencement of Phase II; (ii) shall comprise at least [**] (being [**]), and in determining whether Chiron's Capacity meets the Worldwide Target, the Capacity to perform no more than [**] of the Worldwide Target (or [**] if the Worldwide Target is less than [**] Vials) of any of the Major Processing Steps shall be attributed to any one such facility; (iii) are mechanically complete and (iv) are in the process of being validated for the purpose of being licensed by the FDA, or by one or more regulatory agencies or authorities in Canada, Germany, Italy, France and Great Britain such that approval to make Betaseron will be obtained for one or more Chiron Site(s) with respect to each such jurisdiction.

    (c)
    Each Chiron Site used to supply Betaseron during Phase I shall have been validated and licensed by the FDA or other applicable regulatory agency or authority as required for such Phase I supply.

    (d)
    Chiron shall have, (i) during the previous [**], timely delivered substantially all amounts of Betaseron for commercial sale as to which orders timely placed pursuant hereto were accepted, and (ii) substantially achieved the delivery targets recited in Exhibit 4.1 for the years [**] through [**], and after [**] such lesser or greater volume as is reasonably required to meet orders for Betaseron to be sold in the U.S. and Canada that have been placed pursuant to Section 7.11.

    (e)
    If, by [**], the conditions set out in Sections 7.3.1(a) and (d) have been met and Chiron can demonstrate that it has been and is proceeding with all reasonable due diligence to meet the conditions set out in Sections 7.3.1(b) and (c), then the deadline for meeting such conditions shall be extended by a period of [**].

.2	By [**], the conditions set forth in Section 7.3.1 shall all be fully satisfied and Chiron, with the assistance of Schering as contemplated herein, shall have filed applications and commenced the process of obtaining FDA Licensing and such other regulatory approvals set forth in Section 7.3.1(b)(iv) for the facilities necessary to meet the Worldwide Target. If, by [**], the conditions set forth in Section 7.3.1 shall all be fully satisfied and Chiron can demonstrate that it has been and is proceeding with all reasonable due diligence to file the applications and commence the process of obtaining FDA Licensing and other regulatory approvals referred to in this Section 7.3.2, then the deadline for meeting the conditions of this Section 7.3.2 shall be extended by a period of [**].
.3
By [**], the conditions set forth in Sections 7.3.1 and 7.3.2 shall all be fully satisfied and the regulatory approvals shall have been obtained as set forth in Section 7.3.1(b)(iv) for the facilities necessary to meet the Worldwide Target. If, by [**], such approvals have not been obtained, but the applicable agencies have neither rejected such application for such approval nor indicated that approval will not be granted, then Phase I shall continue and the start of Phase II shall be delayed for up to one year until such approval is obtained. If approval is not obtained within [**], or at such earlier date if the application for approval is rejected, Phase II shall not commence and this condition shall not have been satisfied.
.4	(i)
If either the conditions set out in Section 7.3.1 or the conditions set out in Section 7.3.2 above have not been satisfied, in each case by the date specified in the relevant section (as extended, if applicable), then, upon written notice from Schering, (a) Phase II shall not commence; (b) Schering may extend the Amended BI Agreement and purchase from BI, for the remainder of the term of this Agreement, the minimum quantities of Betaseron which Schering is required to purchase from BI pursuant to the Amended BI Agreement; and (c) the provisions of Section 7.3.4(iii) shall apply.
(ii)
If the conditions set out in Section 7.3.3 above have not been satisfied by the date specified in such Section 7.3.3 (as extended, if applicable), then, upon written notice from Schering, (a) Phase II shall not commence; (b) Schering may purchase from BI or from any other third party and sell an [**] quantity of [**] Vials of Betaseron for the remainder of the term of the RFDS Agreement; and (c) the provisions of Section 7.3.4(iii) shall apply.

(iii)
Notwithstanding any other term of this Agreement (including Sections 9.4 and 9.5), in the event that Schering shall exercise its rights under Section 7.3.4(i) or Section 7.3.4(ii) to purchase Betaseron from BI or another third party, Chiron shall receive as [**] on account of such [**] an amount equal to [**] thereof during the term of this Agreement and [**].
.5
Chiron shall advise Schering as soon as practicable (a) if it is unable or does not elect to satisfy the conditions to Phase II set forth in Section 7.3, and (b) of the occurrence of any of the events set forth in Section 7.3.3.

      "7.4 Use of Subcontractors to Meet Phase II Conditions. Chiron may include the manufacturing capacity of subcontractors (other than BI) in meeting no more than [**] of the Worldwide Target with respect to any Major Processing Step, but only to the extent that such subcontractors: (a) have satisfied the conditions of Section 8.2, including having been approved by Schering pursuant thereto; (b) have been performing their duties pursuant to their respective subcontracting agreements to the reasonable satisfaction of each of Chiron and Schering; and (c) were supplying goods or services for the production of Betaseron as of the Fixing Date (defined below) provided, however, that [**].

SECTION FOUR: AMENDMENTS TO ARTICLE 9: PAYMENTS

    Reference is made to Article IX of the RFDS Agreement (entitled "Payments").

    3.1 Supply Amendments. The Parties agree to amend Article IX to delete in its entirety Section 9.4 and to replace it with the following Section:

      "9.4 Payment for Foreign Non-Chiron Sales and Credits.

  1.
  Foreign Non-Chiron Sales Payments. Subject to Sections 5.3, 7.3.4 and 9.4.2, within 60 days after the end of each calendar quarter, Schering shall pay Chiron an amount equal to the greater of

  (a)
  Foreign Non-Chiron Sales for such quarter multiplied by the applicable Effective Percentage Rate, less the Allocated Supply Cost attributable to such sales; or

  (b)
  [**] multiplied by such Foreign Non-Chiron Sales.

    To the extent, if any, that the amount payable pursuant to the preceding sentence, plus the Allocated Supply Cost attributable to such Foreign Non-Chiron Sales, exceeds [**] multiplied by such Foreign Non-Chiron Sales, such excess amounts shall be deemed to be "Schering Credits" and shall be applied by Schering against certain amounts otherwise due to Chiron or carried forward, as set forth in Section 9.4.2. For the avoidance of doubt, it is hereby expressly agreed and declared that the provisions of this Section 9.4.1 shall not apply to the BI Minimum Net Sales, for which Schering shall pay to Chiron the amounts set out in Section 5.3 of this Agreement."

SECTION FIVE: MISCELLANEOUS

    5.1 Effective Date. This Second Amendment Agreement shall be effective from and after [**]. From and after [**], all references to the RFDS Agreement shall be deemed to be references to such agreement as amended by this Second Amendment Agreement.

    5.2 Term Sheet. This Second Amendment Agreement supersedes the terms of the Term Sheet.

    5.3 Scope of Amendment. This Second Amendment Agreement is limited as specified herein and shall not constitute a waiver, modification or amendment of any other provision of the RFDS Agreement, which shall continue in full force and effect except as set forth herein.

    5.4 Applicable Law. This Second Amendment Agreement shall be governed by, subject to and construed in accordance with the laws of the State of California and the Parties consent to the jurisdiction of the courts of that state. Except as set forth expressly herein, no dispute shall be submitted to arbitration without the advance written consent of both Parties.

    5.5 Counterparts. This Second Amendment Agreement may be executed in two or more counterparts (and via facsimile), each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

    5.6 Headings. The section headings contained in this Second Amendment Agreement are included for convenience only and form no part of the agreement between the Parties.

    5.7 Construction. This Second Amendment Agreement is the product of mutual negotiation and is not to be construed strictly against either Party.

    IN WITNESS WHEREOF, the Parties have executed this Second Amendment Agreement as of the date first written above.

SCHERING AKTIENGESELLSCHAFT			CHIRON CORPORATION
By	/s/ ILLEGIBLE Title Industrial Operations & Envir.	15-6-01	By	/s/ PHILIP K. MOODY Title V.P. Finance & Operations
By	/s/ ILLEGIBLE Title IT & Controlling PPh

APPENDIX 1

Key Terms of BI Amendment Agreement

1.
Duration: [**] from [**] with a right to extend as set out in paragraph 5 below. Each period of [**] starting [**] is referred to in this Appendix as an Agreement Year.

2.
Capacity: BI to make available capacity of [**] vials per Agreement Year.

3.
Commitment: Schering to commit to purchase a minimum quantity of [**] vials per Agreement Year from BI.

4.
Price: Price per vial to be as follows:

[**] vials	[**] per vial
[**] vials	[**] per vial
[**] vials	[**] per vial
[**] vials	[**] per vial

    Price basis is [**]. These prices are subject to [**] increase, from [**] onwards, of [**].

5.
Extension: Schering to have the option, under the circumstances set out in Section 7.3.4 of the RFDS Agreement (as amended by the Second Amendment Agreement) to extend the Amended BI Agreement in accordance with the terms set forth in this Appendix, for a further [**] period by notice delivered to BI no later than [**].

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Redacted Version
SECOND AMENDMENT AGREEMENT
APPENDIX 1 Key Terms of BI Amendment Agreement